Exhibit 99.1

Access Pharmaceuticals, Inc.

                              ACCESS NEWS

Contact: Company                                   Contact: Investor Relations
Stephen B. Thompson                                       Donald C. Weinberger
Vice President & CFO                 Wolfe Axelrod Weinberger & Associates LLC
(214) 905-5100                                                  (212) 370-4500


          ACCESS PHARMACEUTICALS, INC. ANNOUNCES STATUS OF
             CONVERTIBLE NOTES DUE SEPTEMBER 13, 2005


DALLAS, TEXAS, September 14, 2005, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today announced the status of its 7% (Subject to Adjustment) Convertible Subordinated Notes ($8,030,000) ("Notes") which were due September 13, 2005. Oracle Partners, LP, the holder of $4,015,000 of the Notes has extended the due date of its Note until October 13, 2005. We did not make payment on the other $4,015,000 due September 13, 2005 to another holder.

The holder of our Notes due September 2008 agreed to defer the interest payment due on such notes to September 13, 2006 and agreed to extend the maturity date of such notes to September 13, 2010.

Access is currently negotiating with a number of potential purchasers for the sale of business units that it has determined are not part of its long term strategy. The sales of these units could generate sufficient funds to satisfy some or all of our debt obligations. The Company cannot predict whether or not the sale of a business unit will take place.

The Company will provide further updates as newsworthy events occur.

                   ___________________________________

                                -More-

Access Pharmaceuticals, Inc.
Page 2

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our current negotiations to sell certain assets which could generate sufficient funds to satisfy debt coverage and cash needs, negotiations to restructure our Convertible Notes due September 13, 2005 (which negotiations may not be successful), our current steps being taken to satisfy short term cash needs. These statements are subject to numerous risks, including but not limited to the uncertainties associated with our ability to raise funds to continue our operations, our ability to sell assets, our ability to restructure our Convertible Notes, research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate, and OraDisc(TM), our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones, our ability to repay our outstanding debt obligations and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and other reports filed by us with the Securities and Exchange Commission.


                                 ###